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                                                                    EXHIBIT 99.2

                                                The InterCept Group
                                                Conference Call
                                                March 20, 2002
                                                10:00 a.m.

Operator:      Good morning and welcome to the InterCept expansion into merchant process conference call for March 20th, 2002. I will now turn the call over to Ms. Collins. Ms. Collins, please go ahead.

Carole Collins:      Good morning and welcome. The purpose of this call is to
discuss InterCept's acquisitions of Internet Billing Company Limited and Electronic Payment Exchange Inc. During the course of this call, management of InterCept may make statements regarding their expectations of the anticipated results and affects of the acquisitions and the integration of the operations and personnel of iBill and EPX and management may make other forward-looking statements. Any statements made by management concerning InterCept's projections, expansions and beliefs are forward-looking statements. These forward-looking statements are not guarantees of future performance and actual results may differ materially from those expressed or implied by the forward-looking statements. As results of many factors including whether InterCept can close and integrate the acquisitions of iBill and EPX into it's business and operations, whether InterCept can achieve the expected results and affects of these acquisitions, whether InterCept can successfully integrate other acquisitions of assets and businesses and other operations it may acquire; whether InterCept can continue to sustain it's current internal growth rate or total growth rate and various other factors discussed in detail in InterCept's filings with the SEC including the risk factor section in it's registration statement on form S3 as declared affective by the SEC on August 7th, 2001 as amended. Thank you and I'll now turn the call over to John Collins.

John Collins:      Good morning and thank you for joining us. With me this
morning is Lynn Boggs (ph) our President and Scott Meyerhoff, the CFO. As is our habit, we don't have a lot of comments on our conference calls and we try to keep them as short as possible to leave more time for questions and answers but I will make several comments about these acquisitions this morning. We're pretty excited about this and we think that it's something that we need to be excited about. So I'll make a few more comments than normal, in the normal course of our calls but first I would like for Scott to go over the details of transactions and the companies and then I'll make my comments. So Scott, go ahead if you would.

Scott Meyerhoff:      Thanks John. As you all have probably read this morning,
we've entered into a definitive agreement to acquire the assets of iBill and a binding letter of intent to acquire the stock of EPX. A brief description of the companies, iBill is a provider of service primarily through the internet, has approximately sixteen thousand merchants. They are a front end acquirer, they are not a back end processor. They have approximately thirty sales people and a running transaction volume of approximately four hundred and fifty million dollars worth of volume today, have about two hundred and

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twenty-five employees and are located in Florida. EPX is an end to end solution provider transacting approximately five billion dollars in transaction volume today. They have five sales people and approximately seventy-five employees. As you all know that InterCept has been managing transactions in the processing field. We have over one billion dollars in transaction volume primarily from community based organizations, banks, people of that magnitude and also their key point of course would by tying the merchants to the banks.

    We believe this acquisition really adds another arrow in our quiver and allows us to go ahead and cross sell products and services into our community bank base and enable the community banks to keep the merchants. As what I just described, total transactions are in excess of six billion dollars on the day we closed these transactions. Just some colour in regard to the make up of the transaction, about fifty percent comes from brick and mortar companies, approximately fifty percent from the internet. The total transaction volume does include approximately ten percent from adult entertainment sources which is in compliance with all Visa and Mastercard rules. In regard to the financial statements themselves, we've given guidance today based on an assumption of May 15th as the close date. We believe that we will do everything in our power to close it quicker than that but don't want analysts to put anything in their model which would need to be changed if The Hart Scott Rodino or any other government regulation dragged on.

    So with that being said, the guidance of approximately fifty to fifty-two million dollars in revenue, nearly ten million dollars in EBITDA and one to two cents of accretion in 2002 increasing to guidance for ninety to ninety-five million dollars or so in revenue for 2003, EBITDA in excess of twenty million dollars and earnings per share of eight to ten cents. It's our belief as always with acquisitions that we do that we have not gone ahead and given guidance to do anything but neutral in the ninety to a hundred and eighty day period based on consolidations and things that we need to do in that arena and as such, really don't expect any change in the next ninety to a hundred and eighty days to our earnings per share condition but then of course, upon achievement of those opportunities, we look for one to two cents this year in 2002 and then taking that into 2003 of an eight to ten cent number. As far as total consideration paid, it's approximately eight and a half times 2002, full year EBITDA and approximately seven times 2003 EBITDA with a combination of cash and stock for this consideration. We believe that this gives us an opportunity to go ahead and build upon our processing revenues so recurring revenues and has a leverageable model much like InterCept's does. With that I'll turn it back to John.

John Collins: Thanks Scott. We're very excited about this transaction and I really, I'm not going to make any lengthy comments but I have said for some time and those of you who have participated in our road shows, that we've seen on road shows or investor presentations or even previously on some conference calls when asked what types of businesses we might be trying to acquire, new products and services, I've said for some time that we want to acquire and bring into the fold at InterCept any products and services that service specifically community banks but community banks and mid tier

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banks, obviously that's been our focus for some time. We think that these acquisitions accomplish exactly that. The fact is that for some time I've said internally and both internally and on the road really that one of the things that we ultimately need to do is to be able to process credit cards. For some time, years ago when we were primarily an EFT or an ATM processor. We didn't compete directly with credit card processors because they handle the credit card world, we handle the debit or ATM card. And some time ago a lot of the so called credit card processors started getting into the debit world, the ATM world and the debit world and at that point we said that ultimately we're going to have to process credit card transactions. I think that this, both of these transactions put us in that position. The EPX is a full tier one processor and puts us in a completely different position of how to offer services to our community banks. We think that it really puts the community banks back into the drivers seat and capitalizing on the relationships that they have with their merchants in these small communities all over the country, capitalizing on those relationships and actually bringing those back into the bank. Here to for those relationships have gone to what's termed and I have to, I'll use the term loosely because it's used in a lot of areas, gone to what's termed as ISO's because ISO's have very competitive price and it was very difficult for banks to give the same pricing to their merchants. So even though they had relationships with the merchants, they had a very difficult time moving the merchant back into the bank and we think that this type of process and our ability to offer a complete service will put the bank, especially the community bank back into that position where they can go out and offer a competitively priced service to their merchants in their location. So we're really excited about this. These companies combined just really make us a complete processor in the back room of a bank. So with that, again I'm really not going to make a lot of comments about the companies. I know that you'll ask the questions that you're interested in and that's what we're interested in is giving you the answers that you need. So with that, Crystal, we'll take questions at this point.

Operator:     We will now begin the question and answer session. To place yourself into the question queue, please press star one on your touch tone phone. If you are using a speaker phone, please pick up your handset and then press star one. To withdraw your request, please press star two. If there are any questions at this time, please go ahead. And your first question comes from Jeff John. Please go ahead.

Jeff John:      Thanks, good morning. Could you break down the purchase price between the two different acquisitions and maybe talk about the growth characteristics of both iBill and EPX and maybe the margins of these two companies separately from one another?

Scott Meyerhoff:      Well Jeff, one thing as doing these with them both closing at the same time, we have not gone ahead and broken out the purchase price between the two components but rather in a consolidated fashion and as such also, talking about the margins and stuff in a consolidated fashion for the two entities. The gross margins in 2002 are in the fifty to fifty-five percent range. As you talked about and others have talked about in this business of being highly leverageable, we would expect margins to increase

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to the fifty-five to sixty percent range and very specifically gross margins of this business in 2003. But as far as the consideration for each, we have not broken that out separately.

Jeff John:      Can you talk about the, maybe the anticipated internal growth rate that you should get from the combined business or separate them if you want as well.

Scott Meyerhoff:      Sure, the combined business, I think that the internal
growth here is in the eighteen to twenty percent characteristic. It's a little bit quicker than the internal growth that we have in our historical bank business and as you know, this business is also a much more fragmented than even the core processing or ATM debit space that we play in today.

Jeff John:      Is there a, I assume that this is a hundred percent recurring business or as close as it can be. Can you talk a little bit about the nature of the customers both of these clients and what turnover looks like and when, it sounds like EPX is doing all the processing on their own but the processing at iBill is done through a different vendor. How long do you see the conversion taking place to get the customers off iBill and then on to the EPX platform or does that happen?

Scott Meyerhoff:      John, I'll let you address that.

John Collins:      Well yes it does happen. There's a lot of work to do there
Jeff and part of the reason that Scott's talking about, we view this as a neutral transaction for the first couple of quarters is the scope of that work. There certainly is a tremendous amount of work to do but we do believe that can be accomplished in the first two quarters and we can have these two companies running together. I was going to even add a comment when you talked about breaking them out separately, it's really difficult for us to view these separately. They go together extremely well and compliment each other so well that it's just difficult to view them as separate entities because we've been viewing them really as coming together and we'll do that post (inaudible). But again, those things take time. We want to make sure we have good solid planning and implementation really shouldn't take that long. I mean implementation may be a thirty day process but the planning may take a little bit longer and we want to just make sure we do it right.

Scott Meyerhoff:      Jeff, this is Scott.  In regard to your question on
turnover or customer retention, they are ninety-five percent plus customer retention.

John Collins:      And I'd like to add to that that this is the traditional
credit card business. So you know, obviously if you looked at any traditional credit card business there is always a little merchant turnover because merchants go out of business so all credit card processors do have some turnover but we don't expect anything out of the ordinary here. One other comment, just a quick comment just to, when we talk about these companies being together, I said that it's made us a tier one processor and I just want to make sure that everybody understands what that means. I mean we are the

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processor. We will be processing the transactions. They won't be farmed out to
FDC or processors like that. We would become that processor. As a matter of fact, the volume that we have in total at InterCept, if we can consolidate all of that volume would probably put us in the top twenty processors from a volume standpoint in the country as it related to tier one processors.

Jeff John:      All right, thank you.

John Collins:      Thank you sir.

Operator:      And your next question comes from Charles Trafton. Mr. Trafton, please go ahead.

Charles Trafton:      Hi thanks, good morning.

Scott Meyerhoff:      Morning, sir.

Charles Trafton:      Are the clients for both of these companies all web
merchants or are some of them bricks and mortar?

Scott Meyerhoff:      No sir, it's about fifty-fifty.  They have a significant
number of brick and mortar customers as well as internet and customers that do both.

Charles Trafton:      Any customer concentration here, any large brand
customers that we might recognize?

Scott Meyerhoff:     I think there's some, Verizon Wireless, Paypal (ph), UCLA,
Alzheimer's Association, Ronald MacDonald House.

Charles Trafton:      Okay. Did you all have any prior relationship with these
companies?  How long have you been courting each other?

Scott Meyerhoff:      We've talked to these guys, gosh, we started talking to
the first one probably ninety to a hundred and twenty days ago, from within the last four months or so.

Charles Trafton:      Do you have any business relationship with them?

Scott Meyerhoff:      No sir, we were advised on these transactions by different folks. We let it be known that we would like to get in this space if we could find a company with a good management team, with good solid products and a good customer base and by going through the evaluatory process we had looked and talked to a number of folks and these guys made the most sense for us.

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Charles Trafton:      Clearly. Last two questions. How many FTE's do you think
you're taking on here in total and do you expect any additional capex as a result of these two companies?

Scott Meyerhoff:      There is approximately two hundred and twenty-five to two
hundred and thirty-five folks in the iBill operation and approximately seventy-five in the EPX operation and while I'm sure there'll be capex, we're not ready to go ahead and give ultimate guidance on where that capex will flow out. I will point out that the folks at EPX have a very low utilization rate on their current systems and highly scaleable and they're about at ten percent of capacity. So I think that the operations are highly leverageable and as we put more business in that pipe, you know, each incremental dollar will deliver more to the bottom.

Charles Trafton:      Great, thanks.

John Collins:      Thank you.

Operator:      And your next question comes from Mr. Jeff Baker.  Mr. Baker, please go ahead.

Jeff Baker:      It's Jeff Baker of Piper. A couple of questions. I'm laughing about the name. The first question is how are you guys going to utilize and John, how are you guys going to utilize the sales force at iBill and cross sell the services that EPX offers and can you talk about some of your existing relationships maybe with the bankers banks and their willingness to give you their business now with these relationships. And then Scott, can you go into a little bit more detail on the funding side. My calculations says it's about a hundred and sixty million dollar transaction. Given your cash balance, how much is stock, how much is cash and etc.

John Collins:      Jeff, first of all, you've got to stop asking three and four part questions. I'm old and I can't remember what the fourth one was and as far as the name, we had to introduce Carol Collins to read that little thing at the beginning of this and she was a little concerned that she had the same last name as me so we all have some name issues this morning.

Jeff Baker:      Ok.

John Collins:      And Carol Collins is an excellent addition to this company but not related to me. As far as your question, the bankers bank, the cross selling and the bankers bank, let me address those two since that's the only ones I can remember and Scott can take the rest. The cross selling between the sales staff of iBill and EPX, if you really think about that, it doesn't require any. They've been selling EPX services since the first day they opened their door, they've just been putting it on another tier one processor. So everything that they sell is a cross sale in that sense. So I don't think we're really looking at a lot of integration issues as it relates to cross sale. As a matter of fact, I think

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that their sales staff is pretty excited about it because
they haven't necessarily been in a position to offer brick and mortar and they focused purely on the internet and I think this puts their sales staff in a position where they can now offer additional services that here before they haven't been able to offer.

    As far as the bankers bank and any other partners that we have, that's an excellent question and I apologize for not addressing that upfront. But in conjunction with community banks, certainly we think that some of the bankers banks can help play a tremendous role in getting the word out to their respondent banks that this service is now available to them and it'll be competitively priced. So we think that this can enhance this tremendously, a few of those relationships. As you know and I've stated many times, bankers banks are not all created equally and they don't do the same marketing job. Some of them don't focus on that so it may not, we may not get benefits from each one of them but we certainly will address that channel and are addressing it already. I mean we are already thinking about internally, what we can do, what kind of programs we can have, how we can promote it through the bankers bank. So that's an excellent question and we will try to utilize bankers banks and certainly hope that they can bring a lot to the table.

Jeff Baker:      Yeah, cause haven't they traditionally used other vendors for on the merchant acquiring side?

John Collins:      Yes, some of them aren't really in the business directly but all of them that are in the merchant acquiring business, they do promote other vendors. So you know, we'll be able to at least address those that are in the business and maybe over time we can encourage some others to get into the business.

Jeff Baker:      And do you guys now see yourself going head to head with Global
Payments of the world and the First Datas of the world and you know, are they the ones that are servicing from a merchants side, the community banks or is it more mom and pop fragmented type?

John Collins:      I think the answer to that question is if you had asked the same question about FiServ and our traditional businesses, it's the same answer, of course. But we still believe that we are the niche player in the sense that can Global and can FDC really focus on the small community bank and I don't believe they can and I'm not sure they want to, I'm not sure they need to. So we still consider ourselves a niche player and absolutely, we think we will go head to head with them from time to time and we think that we can win just like we can win against FiServ very often. We're a community bank player and we feel like that gives us a tremendous advantage over those guys and they all have excellent products. But we think that we'll have the same products or better and be closer to our market than they are.

Jeff Baker:      Great, thanks. And Scott, on the financing.

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Scott Meyerhoff:      Yes, as you said, you know, your total consideration was
in line with the guidance that I gave and about thirty-five to forty percent of that is stock and the remainder is cash. We had approximately seventy-five to eighty million dollars cash in our balance sheet and then also have a fifty million dollar line of credit with First Union and based on what we have in place that we have more than an adequate financing to go ahead and handle this as well as our operations plus the positive cashflow kicker from what we've done internally as well as this puts us in a very good position on a go forward basis.

Jeff Baker:      Great, thanks. It's exciting, I appreciate it.

Scott Meyerhoff:      Thank you.

Operator:      And your next question comes from Art Bender. Please go ahead.

Art Bender:      Good morning. Can you tell me if there was any regional
concentration in either of these companies businesses?

Scott Meyerhoff:      Don't believe, I mean with half being the internet and the other half being just brick and mortar, I don't believe there's any real geographic concentration to speak of.

Art Bender:      Okay and is top management in these companies going to stay and if so, what kind of incentives have you offered them?

John Collins:      Absolutely the top management is going to stay. As has been our habit in acquisitions that we go after, we actually look for good management. I think we've said many times that it's not our MO to acquire a company and strip it of the people that were running it, that knew the company, that knew the customer base. So absolutely the management, that's one of the keys in this acquisitions as Scott said early on. You know, we've looked for a long time, we've talked to a lot of people and one of the keys is to get the right management team and we believe that both of these companies have an excellent management team. As far as the incentives that they would have to stay on, I won't get into the details of any individuals transactions but they have stock options, you know, they'll be awarded stock options as other senior management team members in our organization might and they will be incented by that. Of course they're normal comp plans, some, you know, performance based bonus plans and stock options. So not anything different from the rest of the senior management in this company.

Scott Meyerhoff:     The one thing to add to that Art is there are earn outs in place as well based on hitting certain criteria. So everybody's aligned in the same interest which is to go ahead and deliver to the bottom line.

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Art Bender:      Okay and do you think that you need to make other acquisitions in this area to achieve scale or are you happy with the cost structure that you can get from these two acquisitions?

John Collins:      The answer to both of those would be yes. We're happy with
it. I mean, this is an accretive, these are accretive transactions so yes, we're happy with the fact that we think we can, there's enough scale here that we can make money on this business. But obviously just like the core processing business, if we can, if along the way we can find things that enhance this part, this component of our business and make the scale even better, obviously we'll be looking at those just like we look at core processors. So it really just gives us another area to look for acquisitions and to keep growing the company the way we have. And I will say Art that this business oddly enough is probably more fragmented than the core processing business. There's an awful lot of small processors out there a lot like the core processors. So I think we have even more opportunities there but I wasn't really trying to be coy. We are happy with these transactions as the way they stand but certainly we'll try to continue to build them.

Art Bender:      Great, thanks very much.

Operator:      And your next question comes from David Trossman. Please go ahead.

David Trossman:      Thanks. John, who are the processing partners that you use in your own business and that iBill uses and it's acquiring business and how much money can you save as you consolidate all that onto the EPF's platform?

John Collins:      Well let me address the easy question first. iBill uses FDC,
FDR I guess is the arm of FDC that they use. I'm going to let Scott address any financial questions here. I don't even know that we have a good enough handle on that at this particular moment but I'll let him address that. As far as the processors that we use, we use US Bank for most of our transactions through our merchant portfolio management. That's going to take a little more work and we're going to have to look at that a little harder. It doesn't take long to look at the iBill, EPX transaction but it will take us a little longer to go through our shop and see exactly how that fits in.

David Trossman:     And I'm not sure, I don't think this gives you the
infrastructure to do this but how would it be and does it make sense for you to take this into something that might allow you to go to your banks with card issuing kinds of solutions?

     John Collins:     I agree with your first assessment, I don't think it
gives us that infrastructure. It may get us ever so closer to that but they are completely different animals. I mean the accounting on the card processing side is completely different software and unlike card issuance in the debit and ATM world, card issuance in that, it just is a product of core processing. So we have that. The card issuance on the credit card

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side does require different staff, you know, different knowledge base and different software. So I don't really think it puts us there. Sure, it puts us a little bit closer to that if we choose to get in it. We'll corporately have a much better grasp of credit card processing in general but I don't think it really puts us very close to processing the card base.

David Trossman:      Super thanks.

John Collins:      Thank you.

Operator:      And your next question comes from Nick Fisken.  Please go ahead.

Nick Fisken:      Hi, good morning and congratulations on the acquisitions.

John Collins:      Thank you.

Nick Fisken:      Scott, can you give us some detail on the numbers.
Since we're going to look at this as a combined entity, can you give us `01 revenue and EBITDA and then give us `02 revenue please?

Scott Meyerhoff:      Well sure, as far as `01 they are unaudited at this point
and time so I really can't give you with one hundred percent clarity because they're still, some of these companies were on gross and we're converting them to net which is the way we're going to go ahead and present everything. So as far as where they are, I guess the easy thing to say is that they're growing in excess of twenty percent on a combined basis in `02 over `01 with `02 numbers on a full year basis of being in the eighty million dollar, seventy-five to eighty million dollar range for full year `02 with a guidance of about a twenty percent increase going to `03. And as we talked about, eighteen to twenty percent is thegrowth characteristic that we've assigned to this business top line.

Nick Fisken:      Okay so if I look at the margin improvement on an EBITDA
basis, you're assuming a little bit of margin improvement just using the mid points. And so if you look at that, are you guys going to have some expense saves, are you going to consolidate sales forces, just give us an idea of what you plan to do and what kind of savings you expect in combining the two?

Scott Meyerhoff: We're really not looking expense saves from the standpoint of sales forces or personnel. I think that the real benefit that we have here is a growth benefit which is based on the sales people at iBill being able to go ahead and sell a full solution and all the sales people at both companies having the where with all with InterCept behind them to sell product in general. Both these companies are private companies and had relatively small equity values and when they went out and went to sell, they quite often got the, are you going to be here characteristic much like InterCept did in the early years when they went out against FiServ. I think where we are today is with a

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company with nearly three hundred million dollars in equity. I think the folks that are selling the product in both places are going to be much happier having the where with all of InterCept behind them in order to say we're going to be here forever.

    If you like our technology, don't go somewhere else because you're scared of our balance sheet. So in that regard, I think that is a real positive opportunity for us. Those are some of those touchy feely synergies that as you know us, we're conservative, we don't build those in until we start seeing them happen. But as to whether we're going to consolidate people, I mean once again, when we do an acquisition, our whole MO on it is that people have the relationships with the customers and are very important and the employees will continue to be important in all of this so I wouldn't expect to see a whole lot of, if any, reduction on the people side. These businesses are growing so fast that they're going to have to add people, not delete people.

Nick Fisken:      And what was the, I didn't catch it if you said it, the number of merchants that EPX has?

Scott Meyerhoff:      Approximately two thousand.

Nick Fisken:      Okay great, thank you.

Scott Meyerhoff:      Thank you.

Operator:      And your next question comes from Chris Bonomo.  Please go ahead.

Chris Bonomo:      Yes hi, I had a couple of questions. One, the first question was what portion of the revenues are from online gambling?

Scott Meyerhoff:      I don't believe any. Some, two percent. The folks at iBill did no online gaming whatsoever and I believe the folks up in EPX do almost none. So just from a conservatism standpoint I'll say less than two percent.

Chris Bonomo:      Okay but none at iBill.

Scott Meyerhoff:      No sir.

Chris Bonomo:      And I assume that we're actually going to get figures for
each one of these companies separately when you actually have the final documents but you're not prepared or comfortable in giving that stuff to us now. Just looking back at iBill, they announced that they were growing forty-seven percent in 2000 and I assume that they were growing something similar to that if not maybe a little bit less in 2001. Are they significantly sort of, are they the smaller of the two here and that's why the growth rates were sort of near twenty or has the growth rate of iBill declined?

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Scott Meyerhoff:      No sir, I don't think either of these entities is having
declining growth rates. As we said, the guidance that we give is on a combined basis as you noted. Neither one of these companies is in a declining mode, they're both in growth modes and that gets to the guidance. As to their prior press releases and what they put out there, I can't really comment on those.

Chris Bonomo:      I didn't mean to imply that they were shrinking in their
revenue, just that the growth rate was (inaudible).

Scott Meyerhoff:      As far as their growth rates go and I don't think that
any time a company gets bigger, if you were at a forty-seven percent growth rate on a ten million dollar base, surely if you grew the same dollar amount that the percentage might go down but gross dollars, they continue to increase on a year over year basis.

Chris Bonomo:      Okay great, that's exactly what I was after. Thanks.

Operator:      And your next question comes from Michael Ferguson.  Please go ahead.

Michael Ferguson:      Good morning guys. Scott, real quickly on a modeling
standpoint, can you give us an idea if there's any hardware sales that are in the numbers you gave us?

Scott Meyerhoff:      I don't believe so sir.

Michael Ferguson:      And I guess John from a, I guess I want to understand the
sales process when you talk about being able to provide these services to the community bank customers merchants. Will you guys now be doing a lot of that sales process or will the bank be involved at all? How will that work when you talk about trying to sell these services into the small towns?

John Collins:      Well of course I really can't say right now because at this point I haven't sat down with the bankers bank so I can't speak to them on how it will work but let me just give you my ideas on how it might work and what the problems have been here before. To try to use some real examples and if anybody in the room here with me knows that I don't know the exact numbers but I think I have some broad ranges so if anybody knows better please speak up. But let's just take one of the bankers banks and I'll leave them unnamed but some of the statistics that I know from their merchant program is they already sell merchant services to their respondent banks and I'll say they have a couple of hundred, I don't know the exact number but they have a couple of hundred banks. Those banks average have an under twenty merchants per bank. I think it's somewhere in the eighteen range but they average under twenty merchants per bank.

    Now they have to offer services just because of the way that they handle the transactions and the third parties that they go through, they have to offer

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those services at a pretty high discount rate and we believe that's why they only have twenty. Now we've compared that to other organizations that have, banks that have two hundred merchants per average, I mean on an average basis for community banks but those banks are using processors that are first tier processors, they're going directly to the processor and they're offering competitive discount rates and those that would compete and I'm sorry, somebody here could probably help me with the names but I'll use old names, the Nobles, the P&T's, those companies that you're probably familiar with and even Concord today, they offer some pretty good pricing, pretty competitive pricing.

    And what we think we can do is offer that same pricing except we'll be taking it out to the community bank which is not necessarily a focus for them. So the bankers bank, they could be helping sell it, they could be just giving us the ability to gain access to the bank and helping us get to the bank. You know, we have both of those but I think what it does do is as we've looked at the statistics, I think community banks want those merchants, they just have had a hard time getting them because they're not getting competitive pricing and so I think this just puts the bankers bank in a whole different position.

Michael Ferguson:      All right, and you guys gave us an idea about the dollar
volume that everyone is processing, you as well as iBill and EPX. Can you give us an idea about just a gross number of transactions?

Scott Meyerhoff:      I believe and I think this is the EPX side on the
transactions they're processing, I believe they're doing in the hundred to a hundred and twenty-five million a year range. I don't know the iBill transaction number off the top of my head and if I had to guess some internally, what we did would be somewhere in the ten to fifteen million dollar, fifteen million dollar transaction which is probably a bit conservative for the InterCept piece.

Michael Ferguson:      All right guys, thanks a lot.

John Collins:      Thank you.

Operator:      And your next question comes from Matt Kosanke.  Please go ahead.

Marcel Desjaro:      Actually this is Marcel Desjaro (ph) with Willow Creek. A
couple of questions. Can you talk about the financial viability of the two companies that you just bought. You mentioned that the equity values weren't very high. If you can just break out, if you may, the balance sheets either combined or separate and talk about what the reserves for bad debt were in the latest order possibly?

Scott Meyerhoff:      Sure, I think in regard to reserves for bad debt and such, all that has to get flushed out in purchase price allocation and regardless of what bad debt reserves they may have at the point of consolidation, those would be, could or would be

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changed based on the opening balance sheets that we put together for the entity and as you know, there's litigation and limitation baskets that you have in every transaction you do. So we don't have the numbers on balance sheets where that will come out in an opening balance sheet at this point and time.

Marcel Desjaro:      Okay and then can you talk about the financial viability
of the companies that you're acquiring?

Scott Meyerhoff:      Both are extremely viable. One of the entities was a
limited partnership escort type structure and the reason they didn't have equity is because they took all the money out. The other entity was in the process of seeking venture capital at this point and time and had numerous offers but felt that the strategic sense of this transaction made a whole lot more sense for them and gives them the ability to access broad ranges of customer bases that before they really couldn't access. So I think what we got out of this are two very viable companies that are growing quite nicely that have great technologies and are extremely complimentary to each other as well as us.

Marcel Desjaro:      What were, now you mentioned that fifty percent of the rev came from internet customers. Do you have any idea who those customers are and have you looked and scrubbed through those customers? You know, there's not a lot of profitable internet companies and just trying to figure out how long some of these customers are going to be around.

Scott Meyerhoff:      Well sure, I think that a lot of these are main stream
customers that have internet components as well but to your point, out of their sixteen thousand merchants, their churn rate is extremely low. We talked about less than five percent churn. So these people, their customers are doing quite well, they're making money. iBill is an extremely profitable entity, has been for years and continues to be and I think that we're confusing internet companies with processors and they are a processor and take a share of the transaction and as we all know, the transactions on the internet, the volumes are growing at a pretty significant rate. So as to the macro trends both from online content as well as online transaction volumes, all of those numbers continue to increase at a very healthy rate. So that's what we're getting a piece of, the transaction volume.

John Collins:      Yeah I think even that it could be said that even if there was an argument that there may be fewer internet companies per say around, nobody in this industry is arguing that internet transaction volume is going down. Internet transaction volume is growing at a tremendous rate and if two percent less customers are doing, or two percent less internet companies are doing that, that's fine with us. We're concerned about transaction volume, not the viability of some particular company that does some business over the internet and the transaction volume is growing at a tremendous rate. It's one of the fastest growing transaction payment methods out there; that along with debit cards which we've always thought that debit card transaction is growing tremendously but so is internet transaction purchasing. I mean the purchasing over the internet is growing at a tremendous rate so it's not anything we have any concern about at all.

Marcel Desjaro:      Now adult entertainment credit card processing was
something that you were looking to get into?

John Collins:      No.

Marcel Desjaro:      What percent of the revenues was that part of the business?

John Collins:      I don't know the answer that.  Scott did say early on in this conference call that the transaction volume in the adult entertainment was under ten percent of all the transactions for the combined entity.

Marcel Desjaro:      Under ten but above five, is that accurate?

John Collins:      Yes, that would be accurate.

Marcel Desjaro:      Okay, so it's something that you would probably think about looking at when you were acquiring the company, you would be aware that that's part of the business.

John Collins:      I think we'd just be aware of it, sure. I mean I'd like to think that we're aware. If they're in the hospitality industry I think we'll be aware of that so absolutely, I think we would be aware of whatever business they're in. I hope we would.

Marcel Desjaro:      Now aren't credit card companies, Visa and Mastercard
pulling out of, you know, internet adult sites and pornography sites?

John Collins:      No, that's not exactly an accurate statement. I don't really know where you're going but they have some very stringent rules as it relates to it and these companies not only comply with the rules but exceed compliance requirements with all of those rules. But this is, let me again point out, again since I don't know kind of where you're headed on it, let me point out that we're a transaction processor. We're not focused on adult entertainment, we just told the street that it does involve that component so they understand that. We're in the transaction processing business and again, that's growing tremendously and that's where we need to be. These companies comply with all the rules and this is a relatively small percentage and it's not really a material part as it relates to the percentage of the transactions and if we continue to grow transactions through the community bank just like we always have been and we'll continue to grow those transactions. So that's not a real focus for us and we're not going to get really married to those problems and those issues and Visa or Mastercard will deal with those and we'll comply with all the rules.

Marcel Desjaro:      Okay just to clarify, where I'm going is I'm just trying
to get as much disclosure as possible on the transactions cause it didn't seem like there was a lot of detail in the press release. Thanks.

John Collins:      Okay, thank you.

Operator:      Once again if there are any questions, please press star one on your touch tone phone. Mr. Collins, there are no more questions at this time.

John Collins:      Okay well we certainly appreciate your participation in the call. Thanks for joining us this morning and we're really excited about this transaction and hope that we'll continue to have good news in our future. Thanks a lot for joining us.

Operator:      This concludes today's conference call. Please disconnect your lines and thank you for your participation.